Exhibit 99.1

FIFTH THIRD BANCORP

TRADING BLACKOUT NOTICE

Under 17 CFR 245.104

April 27, 2017

To:	All Directors and Executive Officers of Fifth Third Bancorp

From:	Jelena McWilliams

Executive Vice President, Chief Legal Officer and Corporate Secretary

As a director or executive officer of Fifth Third Bancorp (“Fifth Third”), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades during pension plan “blackout” periods.

In connection with the closing of an offer to certain participants in the Fifth Third Bancorp 401(k) Savings Plan (the “Plan”) to allow them to rescind certain acquisitions of Fifth Third stock pursuant to the Plan that occurred between November 10, 2015 and November 10, 2016 (the “Rescission Offer”), all transactions into or out of Fifth Third common stock in the Plan will be temporarily suspended during the Blackout Period (as defined below). In order to process the Rescission Offer, the trustee of the Plan must temporarily suspend (the “Blackout”) all transactions in and out of Fifth Third common stock during the Blackout Period. This means:

•	during the Blackout Period, Plan participants will be unable to direct or diversify their investments in their Plan accounts into or out of Fifth Third common stock; and

•	any loans, withdrawals and distributions which will be derived in whole or in part out of Fifth Third common stock will need to be requested either before the Blackout Period begins or after the Blackout Period ends.

The blackout period (the “Blackout Period”) will begin at 4:00 p.m. Eastern Standard Time on June 2, 2017 and end during the week of June 11, 2017 on the date that the proceeds for the Rescission Offer are credited to the Plan accounts of such participants. During the Blackout Period, you may obtain, without charge, information as to whether the Blackout Period has ended by contacting me. The Blackout Period is expected to last up to eleven business days. You will be informed as soon as reasonably possible if the timing of the Blackout Period changes. This will not affect the normal blackout period under Fifth Third’s Insider Trading Policy that is scheduled to begin on June 20, 2017.

As a director and/or executive officer of Fifth Third Bancorp, you are prohibited by federal law and Fifth Third’s Corporate Policy Regarding Insider Trading and Section 16 Reporting from directly or indirectly purchasing, selling or otherwise acquiring or transferring any securities of Fifth Third (including any other securities the value of which is derived from Fifth Third’s securities) during the Blackout Period. This prohibition is broad and includes any transaction in which you may have a pecuniary interest (including transactions by trusts or corporations you control and transactions by your family members). There are some exemptions from this prohibition (such as certain dividend reinvestment plans or 10b5-1 plans and other transactions). However, these exemptions are highly technical and you may not rely on them without pre-clearance by me.

If you have any questions concerning this notice, you should contact me at 38 Fountain Square Plaza, MD 10909F, Cincinnati, Ohio 45263, phone: (513) 534-4300.